EXHIBIT 99.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEAF COMMERCIAL CAPITAL, INC.

The undersigned natural person of at least 18 years of age, Crit DeMent, being the Chief Executive Officer of LEAF Commercial Capital, Inc., a corporation organized and existing under the laws of the State of Delaware, on behalf of said corporation, hereby certifies as follows:

FIRST:  The name of the corporation (hereinafter the “Corporation”) is LEAF Commercial Capital, Inc., which is the name under which the corporation was originally incorporated. The date of filing the original certificate of incorporation with the Secretary of State of the State of Delaware is December 13, 2011.

SECOND:  The Certificate of Incorporation of the Corporation as in effect on the date hereof is hereby amended and restated in its entirety as set forth on Exhibit A hereto (the “Restated Certificate”).

THIRD:  Said Restated Certificate was duly adopted by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting thereof in accordance with the provisions of Sections 141(f), 242 and 245 of Title 8 of the General Corporation Law of the State of Delaware (the “DGCL”), and by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with Sections 228(a), 242 and 245 of the DGCL.

IN WITNESS WHEREOF, I have executed this Certificate this 16th day of November, 2011.

                              /s/ Crit DeMent
       Crit DeMent, Chief Executive Officer

Signature Page to LEAF Commercial Capital, Inc.
Amended and Restated Certificate of Incorporation

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEAF COMMERCIAL CAPITAL, INC.

ARTICLE I

NAME

The name of the Corporation (herein called the “Corporation”) is LEAF Commercial Capital, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is located at 1679 S. Dupont Hwy., Suite 100, Dover, Kent County, Delaware 19901. The name of the registered agent of the Corporation at such address is Registered Agent Solutions, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

1.           Authorized Shares. The Corporation shall be authorized to issue 338,577 shares of all classes of capital stock, consisting of (i) 200,000 shares of Common Stock, $0.001 par value (the “Common Stock”), and (ii) 138,577 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), (w) 81,341 shares of which shall be designated Series A Participating Preferred Stock (the “Series A Preferred Stock”), (x) 4,872 shares of which shall be designated Series B Redeemable Preferred Stock (the “Series B Preferred Stock”), (y) 2,364 shares of which shall be designated Series D Redeemable Preferred Stock (the “Series D Preferred Stock”) and (z) 50,000 shares of which shall be available for designation in one or more classes or series pursuant to Section 3(b) below (the “Undesignated Preferred Stock”).

2.           Stock Split.  Simultaneously with the effective date (the “Effective Time”) of the filing of this Amended and Restated Certificate of Incorporation, as amended, restated, modified or otherwise supplemented from time to time (this “Certificate”), each share of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof, be split and divided into 4.977 shares of Common Stock which the Corporation shall be authorized to issue immediately subsequent to the Effective Time.

3.           Capital Stock.

(a)           Common Stock. Each share of Common Stock shall be identical in all respects and for all purposes and entitled to (i) one vote in all proceedings in which action may or is required to be taken by stockholders of the Corporation, (ii) participate equally in all dividends payable with respect to the Common Stock, as, if and when declared by the Board of Directors of the Corporation (the “Board”) subject to any rights and preferences in favor of any class or series of Preferred Stock and (iii) share ratably in all distributions of assets of the Corporation in the event of any voluntary or involuntary liquidation, or winding up of the affairs of the Corporation, subject to any rights and preferences in favor of any class or series of Preferred Stock.

(b)           Preferred Stock.

(i)           With respect to the shares of Undesignated Preferred Stock as of the date hereof, the Board shall have authority to the fullest extent permitted under the DGCL, but subject to all contractual restrictions to which it is bound, to adopt by resolution from time to time one or more certificates of designation providing for the designation of one or more series of Preferred Stock, and such designations, limitations, voting rights (if any) and restrictions thereof, and to fix or alter the number of shares comprising any such series, subject to any requirements of the DGCL, all contractual restrictions by which the Corporation is bound and this Certificate.

(ii)           The authority of the Board with respect to each series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix the following preferences and powers, which may vary as between different series of Preferred Stock:

(A)           the distinctive designation of such series and the number of shares to constitute such series;

(B)           the rate at which any dividends on the shares of such series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(C)           the right or obligation, if any, of the Corporation to redeem shares of the particular series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(D)           the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(E)           the terms and conditions, if any, upon which shares of such series shall be convertible into, or exchangeable for, shares of capital stock of any other series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(F)           the obligation, if any, of the Corporation to retire, redeem or purchase shares of such series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(G)           voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any series of Preferred Stock;

(H)           limitations, if any, on the issuance of additional shares of such series or any shares of any other series of Preferred Stock; and

(I)           such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board, by the vote of the members of the Board then in office acting in accordance with this Certificate, or any Preferred Stock, may deem advisable and are not inconsistent with law, the provisions of this Certificate or the provisions of any certificate of designations.

4.           Dividends.

(a)           Series A Preferred Stock.

(i)           From and after the date hereof, the Series A Holders in preference to the holders of any other class or series of the Corporation’s Equity Securities (“Junior Stock”), shall be entitled to receive cumulative dividends (accruing from and after the date of issuance of such share of Series A Preferred Stock) at the Series A Dividend Rate on the Series A Preference Amount, from time to time on such share, which shall compound annually on each outstanding share of Series A Preferred Stock, whether or not such dividends are earned or declared and whether or not sufficient funds are legally available therefor.

(ii)           So long as any share of Series A Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any series or class of the Corporation’s Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation or any Subsidiary thereof (except for acquisitions of Equity Securities by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation at a price per share determined in accordance with such agreements) until payment in full of the Series A Preference Amount to the Series A Holders.  In the event a dividend or other distribution is paid or declared on the Series A Preferred Stock, and such dividend or distribution is insufficient to pay the Series A Holders the full Series A Preference Amount to which such holder shall be entitled, the Series A Holders shall share pro rata in any such dividend or distribution in accordance with their respective Series A Preference Amounts.

(b)           Series B Preferred Stock.

(i)           Subject to the rights, powers and preferences applicable to the Series A Preferred Stock, from and after the date hereof, the Series B Holders, in preference to the holders of any other Junior Stock of the Corporation, shall be entitled to receive cumulative dividends (accruing from and after the date of issuance of such share of Series B Preferred Stock) at the Series B Dividend Rate on the Series B Preference Amount, from time to time on such share, which shall compound annually on each outstanding share of Series B Preferred Stock, whether or not such dividends are earned or declared and whether or not sufficient funds are legally available therefor.

(ii)           Subject to the rights, powers and preferences applicable to the Series A Preferred Stock, so long as any share of Series B Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other series or class of the Corporation’s Junior Stock, nor shall any shares of any other Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation or any Subsidiary thereof (except for acquisitions of Equity Securities by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation at a price per share determined in accordance with such agreements) until payment in full of the Series B Preference Amount to the Series B Holders.  In the event a dividend or other distribution is paid or declared on the Series B Preferred Stock, and such dividend or distribution is insufficient to pay the Series B Holders the full Series B Preference Amount to which such holder shall be entitled, the Series B Holders shall share pro rata in any such dividend or distribution in accordance with their respective Series B Preference Amounts.

(c)           Common Stock.  Subject to the rights, powers and preferences applicable to any series of Preferred Stock outstanding at any time, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor at such times and in such amounts as the Board may determine in its sole discretion.  In the event that any dividend or distribution of any asset is declared or paid on the Common Stock, the holders of Series A Preferred Stock shall be entitled to participate in such dividend or distribution pro rata in accordance with the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to Section 7 hereof.

(d)           Notwithstanding anything to the contrary contained herein, no dividend on Preferred Stock or Common Stock shall be declared by the Board or paid or set aside for payment by the Corporation at such time if such declaration or payment shall be restricted or prohibited by law.

5.           Liquidation.

(a)           Upon a Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation, the Series A Holders and the Series D Holders shall be entitled to receive, pari passu out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to, as applicable, each share of Series A Preferred Stock or Series D Preferred Stock, an amount equal to, as applicable, the Series A Preference Amount and the Series D Preference Amount, before any distribution shall be made to the holders of the Series B Preferred Stock, the Common Stock, or any other class or series of Junior Stock. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series A Holders and the Series D Holders the full Series A Preference Amount and Series D Preference Amount, as applicable, to which each such holder shall be entitled, the Series A Holders and the Series D Holders shall share pro rata in any distribution of assets in accordance with their respective Series A Preference Amounts and Series D Preference Amounts, as applicable.

(b)           Upon a Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment in full of the Series A Preference Amount and the Series D Preference Amount, the Series B Holders shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series B Preferred Stock, an amount equal to the Series B Preference Amount, before any distribution shall be made to the holders of the Common Stock or any other class or series of Junior Stock. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series B Holders the full Series B Preference Amount to which such holder shall be entitled, the Series B Holders shall share pro rata in any distribution of assets in accordance with their respective Series B Preference Amounts.

(c)           Upon a Liquidation, after payment in full of the Series A Preference Amount, the Series D Preference Amount and the Series B Preference Amount, the Series A Holders (on the basis of the number of shares of Common Stock into which the Series A Preferred Stock are then convertible pursuant to Section 7 hereof immediately prior to such Liquidation) and the holders of Common Stock shall be entitled to receive, pro rata, the remaining assets of the Corporation available for distribution to its stockholders.

(d)           In the event of a Liquidation involving the sale of shares by stockholders of the Corporation or merger, consolidation or similar stock transaction, the “remaining assets of the Corporation available for distribution” shall be deemed to be the aggregate consideration to be paid to all stockholders participating in such Liquidation.

(e)           If any or all of the proceeds payable to the stockholders of the Corporation in connection with a Liquidation are in a form other than cash or marketable securities, the fair market value of such consideration shall be determined in good faith by the Board or, upon the request of any member of the Board, based upon the value as determined by an independent appraiser that is acceptable to the Board.

6.           Voting Rights.

(a)           In addition to the rights provided by law, the Series A Preferred Holders shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class (including, without limitation, for purposes of Section 242(b)(2) of the DGCL). Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible pursuant to Section 7 hereof. The affirmative vote of the holders of a majority of the shares of Series A Preferred Stock and Common Stock, voting together as one class, shall be sufficient to increase or decrease the number of authorized shares of Common Stock (but not below the number of shares at the time outstanding).

(b)           Except as otherwise required by the DGCL, each outstanding share of Series B Preferred Stock and each outstanding share of Series D Preferred Stock shall not be entitled to vote on any matter on which the stockholders of the Corporation shall be entitled to vote (including, without limitation, for purposes of Section 242(b)(2) of the DGCL), and shares of Series B Preferred Stock and Series D Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters.

7.           Optional Conversion.

(a)           Upon the terms set forth in this Section 7, each Series A Preferred Holder shall have the right, at such holder’s option, at any time and from time to time, to convert each share of Series A Preferred Stock held by such holder into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the Series A Initial Purchase Price, by (ii) the Conversion Price, as last adjusted and then in effect, by surrender of the certificates representing the shares of Series A Preferred Stock to be converted.

(b)           Any holder of shares of Series A Preferred Stock may exercise the conversion right pursuant to subsection (a) above by delivering to the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued.  Conversion shall be deemed to have been effected on the date when such delivery is made (the “Conversion Date”).  As promptly as practicable thereafter, the Corporation shall issue and deliver to, or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in subsection (c) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of the Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of such Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

(c)           Upon conversion, the Corporation (unless otherwise requested by the holder of the shares of Series A Preferred Stock that are the subject of the conversion) will not issue fractional shares of its Common Stock, and shall distribute cash in lieu of such fractional shares. In lieu of any fractional shares of Common Stock that would otherwise be issuable upon the conversion of the shares of the Series A Preferred Stock, the Corporation shall pay to the holder of the Series A Preferred Stock being so converted a cash adjustment in respect of such fractional interest in an amount equal to the then fair market value, as determined in good faith by the Board, of a share of Common Stock multiplied by such fractional interest.

(d)           The Conversion Price shall be subject to adjustment from time to time as follows:

(i)           if, at any time after the date of this Certificate, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of the Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares. The provisions of this clause shall similarly apply to successive combinations or reverse-splits.

(ii)           if, at any time after the date of this Certificate, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares. The provisions of this clause shall similarly apply to successive combinations or reverse-splits.

(iii)           All calculations under this Section 7 shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

(iv)           Except in connection with a Liquidation, in the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Series A Preferred Stock shall, after such reorganization, reclassification, consolidation, or merger, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of the Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

(v)           In any case in which the provisions of this subsection (d) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer such adjustment until the occurrence of such event (i) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to subsection (c) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional shares and such cash.

(e)           Whenever. the Conversion Price shall be adjusted as provided in subsection (d), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by nationally recognized overnight carrier or by first class certified mail, return receipt requested and postage prepaid, to each holder of Series A Preferred Stock at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of subsection (f) below.

(f)           If the Corporation shall propose to take any action of the types described in subsection (d) above, the Corporation shall give notice to each holder of Series A Preferred Stock, in the manner set forth in subsection (e) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Series A Preferred Stock.  In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(g)           The Corporation shall reserve, and at all times from and after the date of this Certificate keep reserved, free from preemptive or similar rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

8.           Mandatory Conversion.

(a)           Upon the consummation of an IPO that is not a Cash Out IPO, each share of Series A Preferred Stock then outstanding shall, by virtue of and simultaneously with such occurrence, be deemed automatically converted into that minimum number of fully paid and nonassessable shares of Common Stock necessary to result in each share of Series A Preferred Stock converting into its Post Conversion Percentage of all Common Stock Equivalents issued and outstanding (excluding “out-of-the-money” stock options) after giving effect to the mandatory conversion set forth in this Section 8(a) immediately prior to the IPO; provided, however, that the total Post Conversion Percentage for all Series A Preferred Stock then outstanding shall in no event exceed 99.9999% of such Common Stock Equivalents.

(b)           Upon the consummation of a Cash Out IPO, the proceeds of which shall be used, in part, to pay in full the Aggregate Series A Preference Amount to the Series A Holders and the Aggregate Series D Preference Amount to the Series D Holders, each share of Series A Preferred Stock then outstanding shall, by virtue of and simultaneously with such occurrence and such payment, be deemed automatically converted into that number of fully paid and nonassessable shares of Common Stock which would be issuable in respect thereof pursuant to Section 7.

(c)           As promptly as practicable after the satisfaction of the condition set forth in Section 8(a) and the delivery to the Corporation of the certificate or certificates for the shares of Series A Preferred Stock which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to or upon the written order of each holder of Series A Preferred Stock, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled pursuant to Section 8(a) or 8(b) above, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section 7(c) above.  The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such occurrence and on such date the shares of Series A Preferred Stock shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

9.           Optional or Mandatory Redemption.

(a)           Series B Preferred Stock.

(i)           Any and all outstanding shares of Series B Preferred Stock shall be subject to optional redemption (“Series B Optional Redemption”) by the Corporation (subject to the restrictions imposed herein and by the DGCL) at any time after the issuance of the Series B Preferred Stock (any such date the Corporation exercises such redemption right being referred to henceforth as a “Series B Optional Redemption Date”) at a purchase price per share equal to the Series B Preference Amount as of any such Series B Optional Redemption Date (such amount being referred to henceforth as the “Series B Redemption Price”).

(ii)           The Series B Optional Redemption shall be accomplished using the procedures set forth below:

(A)           The Corporation shall give notice to the holder of the shares of Series B Preferred Stock to be redeemed (the “Series B Optional Redemption Shares”) as required by the DGCL.  Any notice provided by the Corporation shall contain the information required by the DGCL.  If the Corporation exercises its right to effect a Series B Optional Redemption in accordance with this Section 9, the Corporation must redeem all, but not less than all, of the outstanding Series B Preferred Stock.  The Series B Optional Redemption Shares shall be redeemed upon payment by the Corporation to the holder of such Series B Optional Redemption Shares of the Series B Redemption Price applicable to such Series B Optional Redemption Shares as set forth in Section 9(a)(i).  Any Series B Optional Redemption hereunder shall be subject to restrictions imposed by the DGCL regarding the circumstances under which such Series B Optional Redemption may be effected.

(B)           To facilitate the optional redemption of any shares of Series B Preferred Stock as provided in Section 9(a)(i), the Board shall be authorized to cause the transfer books of the Corporation to be closed not more than sixty (60) days prior to the Series B Optional Redemption Date.  From and after the Series B Optional Redemption Date, all rights of the holder thereof as a stockholder of the Corporation with respect to the Series B Optional Redemption Shares redeemed, except the right to receive the Series B Redemption Price, shall cease and terminate.

(C)           The holder shall be entitled to receive the Series B Redemption Price upon actual delivery to the Corporation or to such other entity as may be designated by the notice referred to in subsection (A) of this Section of certificates for the number of shares to be redeemed, duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank.  The Series B Preferred Stock redeemed pursuant to the provisions of this Section may, in the sole discretion of the Board, be held in the treasury of the Corporation or retired and canceled and given the status of authorized and unissued Series B Preferred Stock.

(D)           No sinking fund will be created for the redemption or purchase of the shares of Series B Preferred Stock.

(b)           Series D Preferred Stock.

(i)           Any and all outstanding shares of Series D Preferred Stock shall be subject to optional redemption (“Series D Optional Redemption”) by the Corporation (subject to the restrictions imposed herein and by the DGCL) at any time after the issuance of the Series D Preferred Stock (any such date the Corporation exercises such redemption right being referred to henceforth as a “Series D Optional Redemption Date”) at a purchase price per share equal to the Series D Preference Amount as of any such Series D Optional Redemption Date (such amount being referred to henceforth as the “Series D Optional Redemption Price”).

(ii)           Any and all outstanding shares of Series D Preferred Stock shall be subject to mandatory redemption (“Series D Mandatory Redemption”) by the Corporation (subject to the restrictions imposed herein and by the DGCL) upon the consummation of an IPO (any such date of the consummation of an IPO being referred to henceforth as a “Series D Mandatory Redemption Date”) at a purchase price per share equal to the Series D Preference Amount as of any such Series D Mandatory Redemption Date (such amount being referred to henceforth as the “Series D Mandatory Redemption Price”).

(iii)           Any Series D Optional Redemption and any Series D Mandatory Redemption, as applicable, shall be accomplished using the procedures set forth below:

(A)           The Corporation shall give notice to the holder of the shares of Series D Preferred Stock to be redeemed (the “Series D Redemption Shares”) as required by the DGCL.  Any notice provided by the Corporation shall contain the information required by the DGCL.  If the Corporation exercises its right to effect a Series D Optional Redemption or in connection with a Series D Mandatory Redemption, as applicable, in accordance with this Section 9, the Corporation must redeem all, but not less than all, of the outstanding Series D Preferred Stock.  The Series D Redemption Shares shall be redeemed upon payment by the Corporation to the holder of such Series D Redemption Shares of the Series D Optional Redemption Price or the Series D Mandatory Redemption Price applicable to such Series D Redemption Shares as set forth in Section 9(b)(i) or Section 9(b)(ii), as applicable.  Any Series D Optional Redemption and any Series D Mandatory Redemption, as applicable, hereunder shall be subject to restrictions imposed by the DGCL regarding the circumstances under which such Series D Optional Redemption and such Series D Mandatory Redemption, as applicable, may be effected.

(B)           To facilitate the redemption of any shares of Series D Preferred Stock as provided in Section 9(b)(i) or Section 9(b)(ii), as applicable, the Board shall be authorized to cause the transfer books of the Corporation to be closed not more than sixty (60) days prior to the Series D Optional Redemption Date or the Series D Mandatory Redemption Date, as applicable.  From and after the Series D Optional Redemption Date or the Series D Mandatory Redemption Date, as applicable, all rights of the holder thereof as a stockholder of the Corporation with respect to the Series D Redemption Shares redeemed, except the right to receive the Series D Optional Redemption Price or the Series D Mandatory Redemption Price, as applicable, shall cease and terminate.

(C)           The holder shall be entitled to receive the Series D Optional Redemption Price or the Series D Mandatory Redemption Price, as applicable,

upon actual delivery to the Corporation or to such other entity as may be designated by the notice referred to in subsection (A) of this Section of certificates for the number of shares to be redeemed, duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank.  The Series D Preferred Stock redeemed pursuant to the provisions of this Section may, in the sole discretion of the Board, be held in the treasury of the Corporation or retired and canceled and given the status of authorized and unissued Series D Preferred Stock.

(iv)           No sinking fund will be created for the redemption or purchase of the shares of Series D Preferred Stock.

10.           Certain Definitions.

(a)           “Affiliate” means, with respect to any Person: (a) a director, manager, officer, partner, member, beneficiary or equity holder (whether direct or indirect) of such Person; (b) a spouse, parent, sibling or child of such Person (or spouse, parent, sibling or child of any director, manager or executive officer of such Person); and (c) any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.

(b)           “Aggregate Series A Face Amount” means the aggregate amount of the Series A Face Amounts payable to all of the Series A Holders.

(c)            “Aggregate Series A Preference Amount” means the aggregate amount of the Series A Preference Amounts payable to all of the Series A Holders.

(d)           “Aggregate Series B Preference Amount” means the aggregate amount of the Series B Preference Amounts payable to all of the Series B Holders.

(e)           “Aggregate Series D Preference Amount” means the aggregate amount of the Series D Preference Amounts payable to all of the Series D Holders.

(f)           “Bylaws” shall mean the bylaws of the Corporation (as the same may be amended, modified or supplemented from time-to-time after the date hereof).

(g)           “Cash Out IPO” shall mean an IPO resulting in aggregate proceeds (net of underwriting discounts and commissions) of not less than the Aggregate Series A Preference Amount and the Aggregate Series D Preference Amount which proceeds are used to retire in full the Aggregate Series A Preference Amount and the Aggregate Series D Preference Amount, as applicable.

(h)           “Common Stock Equivalent” means, at any time, one share of Common Stock or the right to acquire, whether or not such right is immediately exercisable, a share of Common Stock, whether evidenced  by an option, warrant, convertible security or other instrument or agreement.

(i)           “Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(j)           “Conversion Price” means, initially the Series A Initial Purchase Price, as such Series A Initial Purchase Price may be adjusted from time to time pursuant to Section 7(d) hereof.

(k)           “Equity Securities” means all shares of capital stock of the Corporation, including the Shares, all securities convertible into or exchangeable for shares of capital stock of the Corporation, and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.

(l)           “Excess Proceeds” means, to the extent greater than zero, the Pre-IPO Valuation minus (i) the Aggregate Series A Face Amount, (ii) any accrued and unpaid dividends with respect to the then outstanding shares of Series A Preferred Stock, (iii) the Aggregate Series B Preference Amount and (iv) the Aggregate Series D Preference Amount.

(m)           “Governmental Entity” means any national, federal, state, local or foreign court, tribunal, arbitral body, arbitrator, administrative agency or commission or other governmental or regulatory authority or instrumentality.

(n)           “IPO” shall mean (x) the first firm commitment underwritten public offering pursuant to an effective registration statement filed on Form S-1 (or its successor form) under the Securities Act of 1933, as amended, or (y) admission to trading on any global securities exchange, including the London Stock Exchange’s Alternative Investment Market division.

(o)           “Liquidation” means (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction, or (ii) any Sale of the Corporation.

(p)           “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(q)           “Post Conversion Percentage” means the quotient obtained by dividing (i) the Series A Face Amount plus the Series A Excess Proceeds Amount by (ii) the Pre-IPO Valuation less the sum of (a) the aggregate value of all accrued and unpaid dividends with respect to the then outstanding shares of Series A Preferred Stock, (b) the Aggregate Series B Preference Amount and (c) the Aggregate Series D Preference Amount.

(r)           “Pre-IPO Valuation” means the equity value (including the face value and all accrued and unpaid dividends with respect to the then outstanding shares of Preferred Stock) of the Corporation immediately prior to the IPO.

(s)           “Pro Rata Ratio” means, as to each share of Series A Preferred Stock that is issued and outstanding, the quotient obtained by dividing (A) that number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible pursuant to Section 7 hereof immediately prior to the conversion pursuant to Section 8(a) of Article IV by (B) all Common Stock Equivalents issued and outstanding (excluding “out-of-the-money” stock options) immediately prior to the IPO.

(t)            “Sale of the Corporation” means (i) the sale of all or substantially all of the Corporation’s assets, (ii) the sale or transfer of the outstanding shares of capital stock of the Corporation, or (iii) the merger or consolidation of the Corporation with another person or entity, in each case in clauses (ii) and (iii) above under circumstances in which the holder’s (together with any Affiliates of such holders) of the voting power of outstanding capital stock of the Corporation, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.  A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall also be deemed a Sale of the Corporation.

(u)           “Series A Dividend Rate” means a cumulative per annum rate equal to twelve percent (12%).

(v)           “Series A Excess Proceeds Amount” means, as to each share of Series A Preferred Stock, an amount equal to the product of (A) the Pro Rata Ratio and (B) the Excess Proceeds.

(w)           “Series A Holder” means a holder of shares of Series A Preferred Stock.

(x)           “Series A Initial Purchase Price” means $1,000 per share of Series A Preferred Stock.

(y)           “Series A Face Amount” means, as to each share of Series A Preferred Stock that is issued and outstanding, an amount equal to (i) the Series A Initial Purchase Price less (ii) the aggregate amount of all distributions made with respect to such share of Series A Preferred Stock, excluding any dividends.

(z)           “Series A Preference Amount” means, as to each share of Series A Preferred Stock that is issued and outstanding, an amount equal to the sum of (i) the Series A Initial Purchase Price and (ii) the accrued and unpaid dividends added to the Series A Initial Purchase Price, which shall accrue from the date of issuance thereof in accordance with Section 4 of Article IV (as adjusted for any stock dividends, combinations, splits, recapitalizations and related transactions with respect to such shares).

(aa)           “Series B Dividend Rate” means a cumulative per annum rate equal to eight percent (8%).

(bb)           “Series B Holder” means a holder of shares of Series B Preferred Stock.

(cc)           “Series B Initial Purchase Price” means $1,000 per share of Series B Preferred Stock.

(dd)           “Series B Preference Amount” means, as to each share of Series B Preferred Stock that is issued and outstanding, an amount equal to the sum of (i) the Series B Initial Purchase Price and (ii) the accrued and unpaid dividends added to the Series B Initial Purchase Price which shall accrue from the date of issuance thereof in accordance with Section 4 of Article IV (as adjusted for any stock dividends, combinations, splits, recapitalizations and related transactions with respect to such shares).

(ee)           “Series D Holder” means a holder of shares of Series D Preferred Stock.

(ff)           “Series D Preference Amount” means, as to each share of Series D Preferred Stock that is issued and outstanding, an amount equal to $1,000 per such share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and related transactions with respect to such shares).

(gg)           “Shares” shall have the meaning set forth in the Stockholders’ Agreement

(hh)           “Stockholders’ Agreement” means that certain Stockholders’ Agreement dated on or about the date of this Certificate, by and among the Corporation and the stockholders party thereto, as the same may be modified, supplemented or amended from time to time.

(ii)           “Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of November 16, 2011, by and among the Corporation, Leaf Financial Corporation, Resource TRS, Inc., Resource Capital Corp., Resource America, Inc. and the Purchasers identified therein, as the same may be amended from time to time after the date hereof.

(jj)           “Subsidiary” means, with respect to any Person, any other Person the majority of whose equity securities or voting securities are directly or indirectly owned or controlled by such Person.

ARTICLE V

DIRECTORS

The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the Stockholders’ Agreement and the Bylaws of the Corporation. The election of directors of the Corporation need not be by ballot unless the Bylaws so require.

ARTICLE VI

INDEMNIFICATION

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a director.  The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she or his or her testator or intestate is or was a director of the Corporation or any Subsidiary of the Corporation or any predecessor of the Corporation or any Subsidiary of the Corporation, or serves or served at any other enterprise as director at the request of the Corporation or any predecessor to the Corporation, or acted at the direction of any such director against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection therewith.

Any indemnification under this Article VI (unless ordered by a court) shall be made by the Corporation upon a determination that indemnification of the director is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment).

Expenses (including attorneys’ fees) incurred by a director of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the director to repay all amounts so advanced in the event that it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation as authorized in this Article VI.

The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation. All rights to indemnification under this Article VI shall be deemed to be a contract between the Corporation and each director of the Corporation or any of its subsidiaries who serves or served in such capacity at any time while this Article VI is in effect.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director of the Corporation or any of its subsidiaries, or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify or advance expenses to each person entitled to indemnification or advancement of expenses, as the case may be, as to all expense, liability and loss actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses, as the case may be, is available to such person pursuant to this Article VI to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the full extent permitted by applicable law.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI would accrue or arise, prior to such amendment, repeal of adoption of an inconsistent provision.

ARTICLE VII

MANAGEMENT OF THE CORPORATION

For the management of the business and for the conduct of the affairs of the Corporation, and in any other definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided that, in furtherance and not in limitation of the powers concurred by the DGCL, the Board is expressly authorized and empowered:

(a)           to make, alter, amend or repeal the Bylaws in any manner not inconsistent with the DGCL or this Certificate;

(b)           to determine whether any, and if any, which part, of the net profits of the Corporation or of its surplus shall be declared as dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such surplus; and

(c)           to fix from time to time the amount of net profits of the Corporation or of its surplus to be reserved as working capital or for any other lawful purpose.

In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and of the Bylaws of the Corporation.

ARTICLE VIII

CREDITORS MEETINGS

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation as the case may be and also on the Corporation. The Corporation shall not enter into any agreement or become subject to any agreement which could restrict in any manner its ability to comply with this Certificate or any agreement which benefits or grants rights to the holders of the Preferred Stock.

The Corporation hereby elects not to be governed by Section 203 of the DGCL.

ARTICLE IX

BUSINESS OPPORTUNITIES

(a)           In anticipation that (i) Eos Management, L.P. and/or its Affiliates (collectively, “Eos”) and (ii) Resource Capital Corp. and/or its Affiliates (collectively, “RCC”) will be, indirectly or directly, substantial stockholders of the Corporation, and in recognition of (A) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Eos and RCC, as applicable (including service of officers, directors, partners, managers, employees or Affiliates of Eos (collectively, “Eos Persons”) and RCC (collectively, “RCC Persons”), as applicable, as directors of the Corporation) and (B) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article IX are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve Eos, RCC, any Eos Persons and any RCC Persons, as applicable, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(b)           Except as Eos or RCC, as applicable, may otherwise agree in writing, Eos and RCC, as applicable (subject to Section 6.7 of the Stock Purchase Agreement), shall have the right to (i) engage, directly or indirectly, in the same or similar business activities or lines of business as the Corporation and (ii) do business with any client, competitor or customer of the Corporation, with the result that the Corporation shall have no right in or to such activities or any proceeds or benefits therefrom, and none of Eos, RCC, any Eos Person or any RCC Person, as applicable (except as provided in subsection (c) of this Article IX), shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Eos or RCC, as applicable, or of such Eos Person’s or RCC Person’s, as applicable, participation therein. In the event that Eos, RCC, any Eos Person or any RCC Person, as applicable, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for, on the one hand, Eos or RCC, as applicable, and the Corporation, on the other hand, Eos and such Eos Person or RCC and such RCC Person, as applicable, shall have no duty to communicate or present such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, with the result that Eos or such Eos Person or RCC and such RCC Person, as applicable, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty, including for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Eos or RCC, as applicable, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Corporation.

(c)           In the event that a director or officer of the Corporation who is an Eos Person or RCC Person, as applicable, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, on the one hand, and, on the other hand, Eos or RCC, as applicable, such corporate opportunity shall belong to Eos or RCC, as applicable, and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, unless such corporate opportunity is expressly offered to such director or officer in writing solely in his capacity as a director or officer of the Corporation, in which case such corporate opportunity shall belong to the Corporation.

(d)           For the purposes of this Article IX, “corporate opportunities” shall not include any business opportunities that the Corporation is not financially or contractually able to undertake, or that are, from their nature, not in the line of the Corporation’s business or are of no practical advantage to it or that are ones in which the Corporation has no interest or reasonable expectancy.

(e)           Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

(f)           For purposes of this Article IX only, the “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests.

(g)           Notwithstanding anything in this Article IX to the contrary, any restriction on the ability of either Eos or RCC to compete with the business of the Corporation shall supersede this Article IX.

(h)           Notwithstanding anything in this Certificate to the contrary and in addition to any vote of the Board required by this Certificate, the affirmative vote of the holders of more than eighty percent (80%) of the Series A Preferred Stock (voting on an as-converted basis) shall be required to alter, amend or repeal in a manner adverse to the interests of Eos, RCC, any Eos Person or any RCC Person, or adopt any provision adverse to the interests of Eos, RCC, any Eos Person or any RCC Person and inconsistent with, any provision of this Article IX.